Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-268575) pertaining to the Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan and Registration Statement (Form S-3 No. 333-275572) and related Prospectus of Leonardo DRS, Inc., our report dated February 27, 2024, with respect to the consolidated financial statements of Leonardo DRS, Inc. and the effectiveness of internal control over financial reporting of Leonardo DRS, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Tysons, Virginia
February 27, 2024